Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS FOURTH QUARTER 2023 RESULTS

New York, NY – January 25, 2024 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter 2023 of $71.6 million, or $0.13 per diluted common share, as compared to the fourth quarter 2022 net income of $177.6 million, or $0.34 per diluted common share, and net income of $141.3 million, or $0.27 per diluted common share, for the third quarter 2023. Excluding all non-core items, our adjusted net income (a non-GAAP measure) was $116.3 million, or $0.22 per diluted common share, for the fourth quarter 2023, $182.9 million, or $0.35 per diluted common share, for the fourth quarter 2022, and $136.4 million, or $0.26 per diluted common share, for the third quarter 2023. See further details below, including a reconciliation of our adjusted net income in the "Consolidated Financial Highlights" tables.
Key Financial Highlights for the Fourth Quarter 2023:
•Loan Portfolio: Loan growth in most categories remained at modest levels during the fourth quarter 2023 due to the ongoing impact of elevated market interest rates and other factors. Total loans increased $112.8 million, or 1.0 percent on an annualized basis, to $50.2 billion at December 31, 2023 from September 30, 2023, mainly as a result of well-controlled organic loan growth in the commercial real estate and consumer loan categories. Annualized loan growth totaled 7.0 percent for the year ended December 31, 2023. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $465.6 million and $462.3 million at December 31, 2023 and September 30, 2023, respectively, representing 0.93 percent and 0.92 percent of total loans at each respective date. During the fourth quarter 2023, the provision for credit losses for loans was $20.7 million as compared to $9.1 million and $7.3 million for the third quarter 2023 and fourth quarter 2022, respectively. See the "Credit Quality" section below for more details.
•Credit Quality: Net loan charge-offs totaled $17.5 million for the fourth quarter 2023 as compared to $5.5 million and $22.4 million for the third quarter 2023 and fourth quarter 2022, respectively. The loan charge-offs in the fourth quarter 2023 were primarily due to partial charge-offs of certain non-performing loan relationships in the commercial loan categories. Total accruing past due loans increased $12.1 million to $91.6 million, or 0.18 percent of total loans, at December 31, 2023 as compared to $79.5 million, or 0.16 percent of total loans, at September 30, 2023. Non-accrual loans represented 0.58 percent and 0.52 percent of total loans at December 31, 2023 and September 30, 2023, respectively. See the "Credit Quality" section below for more details.
•Deposits: Total deposits decreased $642.5 million to $49.2 billion at December 31, 2023 as compared to $49.9 billion at September 30, 2023. During the fourth quarter 2023, a $2.4 billion

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2023 Earnings
January 25, 2024

reduction in indirect customer time deposits was partially offset by $1.7 billion of direct customer deposit inflows across the franchise. See the "Deposits" section below for more details.
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $398.6 million for the fourth quarter 2023 decreased $15.1 million and $68.7 million as compared to the third quarter 2023 and fourth quarter 2022, respectively. Our net interest margin on a tax equivalent basis decreased by 9 basis points to 2.82 percent in the fourth quarter 2023 as compared to 2.91 percent for the third quarter 2023. The decline in both net interest income and margin as compared to the linked third quarter reflects the ongoing repricing of our interest bearing deposits, net of a 7 basis point increase in the yield of average interest earnings assets for the fourth quarter 2023. See the "Net Interest Income and Margin" section below for more details.
•Non-Interest Income: Non-interest income decreased $6.0 million to $52.7 million for the fourth quarter 2023 as compared to the third quarter 2023 mainly due to a $6.8 million decrease in net gains on sales of assets (primarily caused by the net gain on sale of non-branch offices during the third quarter 2023).
•Non-Interest Expense: Non-interest expense increased $73.3 million to $340.4 million for the fourth quarter 2023 as compared to the third quarter 2023 largely due to non-core charges of $50.3 million and $10.0 million related to the FDIC special assessment and the termination of certain technology contracts, respectively, during the fourth quarter 2023. Professional and legal fees increased $8.1 million as compared to the third quarter 2023 due, in part, to elevated consulting expenses related to our new core banking system implemented in early October 2023, as well as additional non-core legal reserves and settlement charges totaling a combined $3.5 million during the fourth quarter 2023.
•Income Tax Expense: Our effective tax rate was 19.6 percent for the fourth quarter 2023 as compared to 27.5 percent for the third quarter 2023. The decrease was mostly due to an increase in tax credits caused by additional tax credit investments during the fourth quarter 2023.
•Efficiency Ratio: Our efficiency ratio was 60.70 percent for the fourth quarter 2023 as compared to 56.72 percent and 49.30 percent for the third quarter 2023 and fourth quarter 2022, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE), and tangible ROE were 0.47 percent, 4.31 percent, and 6.21 percent for the fourth quarter 2023, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core items, were 0.76 percent, 7.01 percent, and 10.10 percent for the fourth quarter 2023, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2023 Earnings
January 25, 2024

In January 2024, we entered an agreement to sell our commercial premium finance lending business and a significant portion of its outstanding loan portfolio. This line of business represented $274.7 million, or 0.55 percent of our total loans outstanding at December 31, 2023. Actual loans to be sold as part of this transaction will be identified shortly before the close date. Loans retained from this line of business are expected to mostly run-off at their normal maturity dates over the next 12 months. The pending transaction is expected to close during the first quarter 2024 and is not anticipated to be material to our operations or financial statements.

Ira Robbins, CEO, commented, "The year of 2023 presented significant challenges for most of the banking industry and Valley. That said, I am pleased with our ability to respond to the challenges early in the year, and find opportunities to enhance our funding and capital position as the year progressed. This, along with our asset quality, is a testament to our dedicated associates and diversified business model."

Mr. Robbins continued, "As we look forward to 2024, we will continue our efforts to build the value of our franchise with a focus on our key strategic priorities, including further diversifying our loan portfolio, enhancing our core funding base, and lastly improving our non-interest income sources. We believe that these initiatives, and a continued emphasis on providing premier relationship banking services, will further differentiate Valley as a leading regional bank."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $398.6 million for the fourth quarter 2023 decreased $15.1 million and $68.7 million as compared to the third quarter 2023 and fourth quarter 2022, respectively. The decrease as compared to the third quarter 2023 was mainly due to increased interest rates on most interest bearing deposit products, partially offset by higher loan yields and a decline in average time deposit balances. As a result of the higher cost of deposits, total interest expense increased $20.3 million to $420.9 million for the fourth quarter 2023 as compared to the third quarter 2023. Interest income on a tax equivalent basis increased $5.2 million to $819.5 million for the fourth quarter 2023 as compared to the third quarter 2023. The increase in the fourth quarter 2023 was mostly due to higher yields on both new originations and adjustable rate loans in our portfolio, as well as higher yields on investments, partially offset by a decline in average interest bearing deposits with banks as overnight excess cash liquidity was reduced as compared to the third quarter 2023.
Net interest margin on a tax equivalent basis of 2.82 percent for the fourth quarter 2023 decreased 9 basis points and 75 basis points from 2.91 percent and 3.57 percent, respectively, for the third quarter 2023 and fourth quarter 2022. The decrease as compared to the third quarter 2023 was largely driven by higher interest rates on interest bearing deposits, partially offset by an increase in the yield on average interest earning assets. Our cost of total average deposits was 3.13 percent for the fourth quarter 2023 as compared to 2.94 percent for the third quarter 2023. The overall cost of average interest-bearing liabilities increased by 21 basis points to 4.13 percent for the fourth quarter 2023 as compared to the linked third quarter 2023 primarily driven by the continued rise in market interest rates on deposits. The yield on average interest earning assets increased by 7 basis points to 5.80 basis points on a linked quarter basis largely due to the increased yield of the loan portfolio. The yield on average loans increased to 6.10 percent for the fourth quarter 2023 from 6.03 percent for the third quarter 2023 mostly due to the higher level of market interest rates on new originations and adjustable rate loans.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2023 Earnings
January 25, 2024

Loans, Deposits and Other Borrowings
Loans. Total loans modestly increased to approximately $112.8 million to $50.2 billion at December 31, 2023 from September 30, 2023 mainly due to well-controlled organic loan growth in the commercial real estate and consumer loan categories. Total commercial real estate (including construction) loans increased $95.7 million or 1.2 percent on an annualized basis during the fourth quarter 2023. Automobile loans increased by $34.4 million, or 8.7 percent on an annualized basis during the fourth quarter 2023 partly due to an uptick in demand for commercial vehicle financing. At December 31, 2023, the residential mortgage loan portfolio totaled $5.6 billion and remained relatively unchanged as compared to September 30, 2023. During the fourth quarter 2023, we sold $49.9 million of residential mortgage loans originated for sale as compared to $80.8 million in the third quarter 2023.
Deposits. Total deposits decreased $642.5 million to approximately $49.2 billion at December 31, 2023 from September 30, 2023 mainly due to a decline of $1.9 billion in time deposits, partially offset by a $1.4 billion increase in savings, NOW and money market deposits. The decrease in time deposits was largely due to maturities of indirect customer time deposits, which were partially offset by the origination of new direct time deposits. The increase in savings, NOW and money market deposits was mostly broad-based, reflecting strong customer inflows from both our physical branch and online delivery channels, as well as our niche deposit businesses. Non-interest bearing balances remained relatively stable as compared to September 30, 2023, as outflows slowed significantly during the fourth quarter 2023. Non-interest bearing deposits; savings, NOW, and money market deposits; and time deposits represented approximately 23 percent, 50 percent and 27 percent of total deposits as of December 31, 2023, respectively, as compared to 24 percent, 46 percent and 30 percent of total deposits as of September 30, 2023, respectively.

Other Borrowings. Short-term borrowings increased $828.0 million to approximately $917.8 million at December 31, 2023 as compared to September 30, 2023 mainly due to greater utilization of FHLB advances as part of our liquidity management strategies as of December 31, 2023 and a corresponding decline in indirect customer time deposits (see the "Deposits" section above). Long-term borrowings totaled $2.3 billion at December 31, 2023 and remained relatively unchanged as compared to September 30, 2023.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $33.1 million to $293.4 million at December 31, 2023 compared to $260.3 million at September 30, 2023 largely due to higher non-accrual loan balances within commercial loans categories. Non-accrual commercial real estate and commercial and industrial loans increased $16.4 million and $12.3 million, respectively, as compared to September 30, 2023. These increases were mostly driven by a few new non-performing loan relationships, partially offset by full repayments of two non-accrual commercial real estate loans totaling $12.7 million during the fourth quarter 2023. Non-accrual loans represented 0.58 percent of total loans at December 31, 2023 as compared to 0.52 percent of total loans at September 30, 2023. Within non-accrual commercial real estate loans at December 31, 2023, one loan totaling $9.1 million, net of partial charge-offs of $1.5 million during the fourth quarter 2023, was paid off in early January 2024.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2023 Earnings
January 25, 2024

Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $12.1 million to $91.6 million, or 0.18 percent of total loans, at December 31, 2023 as compared to $79.5 million, or 0.16 percent of total loans, at September 30, 2023. Loans 30 to 59 days past due increased $11.8 million to $59.2 million at December 31, 2023 as compared to September 30, 2023 largely due to higher residential mortgage delinquencies, partially offset by declines in commercial real estate and commercial and industrial loans within this early stage delinquency category. Loans 90 days or more past due totaled $13.1 million at December 31, 2023 as compared to $12.4 million at September 30, 2023. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at December 31, 2023, September 30, 2023, and December 31, 2022:

	December 31, 2023		September 30, 2023		December 31, 2022
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$133,359	1.44%	$133,988	1.44%	$139,941	1.59%
Commercial real estate loans:
Commercial real estate	194,820	0.69	191,562	0.68	200,421	0.78
Construction	54,778	1.47	53,485	1.40	58,987	1.59
Total commercial real estate loans	249,598	0.78	245,047	0.77	259,408	0.88
Residential mortgage loans	42,957	0.77	44,621	0.80	39,020	0.73
Consumer loans:
Home equity	3,429	0.61	3,689	0.67	4,333	0.86
Auto and other consumer	16,737	0.58	14,830	0.52	15,953	0.57
Total consumer loans	20,166	0.59	18,519	0.55	20,286	0.61
Allowance for loan losses	446,080	0.89	442,175	0.88	458,655	0.98
Allowance for unfunded credit commitments	19,470		20,170		24,600
Total allowance for credit losses for loans	$465,550		$462,345		$483,255
Allowance for credit losses for
loans as a % loans		0.93%		0.92%		1.03%

Our loan portfolio, totaling $50.2 billion at December 31, 2023, had net loan charge-offs totaling $17.5 million for the fourth quarter 2023 as compared to $5.5 million and $22.4 million for the third quarter 2023 and the fourth quarter 2022, respectively. Gross charge-offs totaled $22.6 million for the fourth quarter 2023 and largely consisted of partial loan charge-offs in the commercial loan categories, including approximately $4.7 million of gross loan charge-offs related to our premium finance lending business expected to be sold during the first quarter 2024.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2023 Earnings
January 25, 2024

The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 0.93 percent at December 31, 2023, 0.92 percent at September 30, 2023 and 1.03 percent at December 31, 2022. During the fourth quarter 2023, the provision for credit losses for loans totaled $20.7 million as compared to $9.1 million for the third quarter 2023 and $7.3 million for the fourth quarter 2022. The provision for credit losses for the fourth quarter 2023 reflects, among other factors, an increase in quantitative reserves largely related to classified loans within the commercial portfolios and higher specific reserves associated with collateral dependent loans, partially offset by lower qualitative and economic forecast reserves at December 31, 2023.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well-capitalized position. Valley's total risk-based capital, Tier 1 capital, common equity Tier 1 capital, and Tier 1 leverage capital ratios were 11.76 percent, 9.72 percent, 9.29 percent, and 8.16 percent, respectively, at December 31, 2023.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 A.M. Eastern Standard Time, today to discuss the fourth quarter 2023 earnings and related matters. Interested parties should pre-register using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com/ and archived on Valley’s website through February 29, 2024.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $61 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2023 Earnings
January 25, 2024

may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, which could have a material adverse effect on our clients, as well as our business, our employees, and our ability to provide services to our customers;
•the impact of a potential U.S. Government shutdown, default by the U.S. government on its debt obligations, or related credit-rating downgrades, on economic activity in the markets in which we operate and, in general, on levels of end market demand in the economy;
•the impact of unfavorable macroeconomic conditions or downturns, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as geopolitical instabilities or events (including the Israel-Hamas war); natural and other disasters (including severe weather events); health emergencies; acts of terrorism or other external events;
•risks associated with our acquisition of Bank Leumi Le-Israel Corporation (Bank Leumi USA), including (i) the inability to realize expected cost savings and synergies from the acquisition in the amounts or timeframe anticipated and (ii) greater than expected costs or difficulties relating to integration as part of Valley's new core banking system implemented in the fourth quarter 2023;
•the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance premiums, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;
•a prolonged downturn in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2023 Earnings
January 25, 2024

•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.
The financial results and disclosures reported in this release are preliminary. Final 2023 financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2023	2023	2022	2023	2022
FINANCIAL DATA:
Net interest income - FTE (1)	$398,581	$413,657	$467,233	$1,670,973	$1,660,468
Net interest income	397,275	412,418	465,819	1,665,478	1,655,640
Non-interest income	52,691	58,664	52,796	225,729	206,793
Total revenue	449,966	471,082	518,615	1,891,207	1,862,433
Non-interest expense	340,421	267,133	266,240	1,162,691	1,024,949
Pre-provision net revenue	109,545	203,949	252,375	728,516	837,484
Provision for credit losses	20,580	9,117	7,239	50,184	56,817
Income tax expense	17,411	53,486	67,545	179,821	211,816
Net income	71,554	141,346	177,591	498,511	568,851
Dividends on preferred stock	4,104	4,127	3,630	16,135	13,146
Net income available to common stockholders	$67,450	$137,219	$173,961	$482,376	$555,705
Weighted average number of common shares outstanding:
Basic	507,683,229	507,650,668	506,359,704	507,532,365	485,434,918
Diluted	509,714,526	509,256,599	509,301,813	509,245,768	487,817,710
Per common share data:
Basic earnings	$0.13	$0.27	$0.34	$0.95	$1.14
Diluted earnings	0.13	0.27	0.34	0.95	1.14
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	11.10	10.30	12.92	12.59	15.02
Closing stock price - low	7.71	7.63	10.96	6.59	10.14
FINANCIAL RATIOS:
Net interest margin	2.81%	2.90%	3.56%	2.95%	3.44%
Net interest margin - FTE (1)	2.82	2.91	3.57	2.96	3.45
Annualized return on average assets	0.47	0.92	1.25	0.82	1.09
Annualized return on avg. shareholders' equity	4.31	8.56	11.23	7.60	9.50
NON-GAAP FINANCIAL DATA AND RATIOS: (3)
Basic earnings per share, as adjusted	$0.22	$0.26	$0.35	$1.06	$1.31
Diluted earnings per share, as adjusted	0.22	0.26	0.35	1.06	1.31
Annualized return on average assets, as adjusted	0.76%	0.89%	1.29%	0.91%	1.25%
Annualized return on average shareholders' equity, as adjusted	7.01	8.26	11.56	8.45	10.87
Annualized return on avg. tangible shareholders' equity	6.21%	12.39%	16.70%	11.05%	14.08%
Annualized return on average tangible shareholders' equity, as adjusted	10.10	11.95	17.20	12.29	16.10
Efficiency ratio	60.70	56.72	49.30	56.62	50.55

AVERAGE BALANCE SHEET ITEMS:
Assets	$61,113,553	$61,391,688	$56,913,215	$61,065,897	$52,182,310
Interest earning assets	56,469,468	56,802,565	52,405,601	56,500,528	48,067,381
Loans	50,039,429	50,019,414	46,086,363	49,351,861	41,930,353
Interest bearing liabilities	40,753,313	40,829,078	33,596,874	40,042,506	30,190,267
Deposits	49,460,571	49,848,446	46,234,857	48,491,669	42,451,465
Shareholders' equity	6,639,906	6,605,786	6,327,970	6,558,768	5,985,236

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2023	2023	2023	2023	2022
Assets	$60,934,974	$61,183,352	$61,703,693	$64,309,573	$57,462,749
Total loans	50,210,295	50,097,519	49,877,248	48,659,966	46,917,200
Deposits	49,242,829	49,885,314	49,619,815	47,590,916	47,636,914
Shareholders' equity	6,701,391	6,627,299	6,575,184	6,511,581	6,400,802

LOANS:
(In thousands)
Commercial and industrial	$9,230,543	$9,274,630	$9,287,309	$9,043,946	$8,804,830
Commercial real estate:
Commercial real estate	28,243,239	28,041,050	27,793,072	27,051,111	25,732,033
Construction	3,726,808	3,833,269	3,815,761	3,725,967	3,700,835
Total commercial real estate	31,970,047	31,874,319	31,608,833	30,777,078	29,432,868
Residential mortgage	5,569,010	5,562,665	5,560,356	5,486,280	5,364,550
Consumer:
Home equity	559,152	548,918	535,493	516,592	503,884
Automobile	1,620,389	1,585,987	1,632,875	1,717,141	1,746,225
Other consumer	1,261,154	1,251,000	1,252,382	1,118,929	1,064,843
Total consumer loans	3,440,695	3,385,905	3,420,750	3,352,662	3,314,952
Total loans	$50,210,295	$50,097,519	$49,877,248	$48,659,966	$46,917,200

CAPITAL RATIOS:
Book value per common share	$12.79	$12.64	$12.54	$12.41	$12.23
Tangible book value per common share (3)	8.79	8.63	8.51	8.36	8.15
Tangible common equity to tangible assets (3)	7.58%	7.40%	7.24%	6.82%	7.45%
Tier 1 leverage capital	8.16	8.08	7.86	7.96	8.23
Common equity tier 1 capital	9.29	9.21	9.03	9.02	9.01
Tier 1 risk-based capital	9.72	9.64	9.47	9.46	9.46
Total risk-based capital	11.76	11.68	11.52	11.58	11.63

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2023	2023	2022	2023	2022
Allowance for credit losses for loans
Beginning balance	$462,345	$458,676	$498,408	$483,255	$375,702
Impact of the adoption of ASU No. 2022-02	—	—	—	(1,368)	—
Allowance for purchased credit deteriorated (PCD) loans, net (2)	—	—	—	—	70,319
Beginning balance, adjusted	462,345	458,676	498,408	481,887	446,021
Loans charged-off:
Commercial and industrial	(10,616)	(7,487)	(22,106)	(48,015)	(33,250)
Commercial real estate	(8,814)	(255)	(388)	(11,134)	(4,561)
Construction	(1,906)	—	—	(11,812)	—
Residential mortgage	(25)	(20)	(1)	(194)	(28)
Total consumer	(1,274)	(1,156)	(1,544)	(4,298)	(4,057)
Total loans charged-off	(22,635)	(8,918)	(24,039)	(75,453)	(41,896)
Charged-off loans recovered:
Commercial and industrial	4,655	3,043	1,069	11,270	17,081
Commercial real estate	1	5	13	34	2,073
Residential mortgage	15	30	17	201	711
Total consumer	473	362	498	1,986	2,929
Total loans recovered	5,144	3,440	1,597	13,491	22,794
Total net charge-offs	(17,491)	(5,478)	(22,442)	(61,962)	(19,102)
Provision for credit losses for loans	20,696	9,147	7,289	45,625	56,336
Ending balance	$465,550	$462,345	$483,255	$465,550	$483,255
Components of allowance for credit losses for loans:
Allowance for loan losses	$446,080	$442,175	$458,655	$446,080	$458,655
Allowance for unfunded credit commitments	19,470	20,170	24,600	19,470	24,600
Allowance for credit losses for loans	$465,550	$462,345	$483,255	$465,550	$483,255
Components of provision for credit losses for loans:
Provision for credit losses for loans	$21,396	$11,221	$5,353	$50,755	$48,236
(Credit) provision for unfunded credit commitments	(700)	(2,074)	1,936	(5,130)	8,100
Total provision for credit losses for loans	$20,696	$9,147	$7,289	$45,625	$56,336

Annualized ratio of total net charge-offs to average loans	0.14%	0.04%	0.19%	0.13%	0.05%
Allowance for credit losses as a % of total loans	0.93%	0.92%	1.03%	0.93%	1.03%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2023	2023	2023	2023	2022
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$9,307	$10,687	$6,229	$20,716	$11,664
Commercial real estate	3,008	8,053	3,612	13,580	6,638
Residential mortgage	26,345	13,159	15,565	12,599	16,146
Total consumer	20,554	15,509	8,431	7,845	9,087
Total 30 to 59 days past due	59,214	47,408	33,837	54,740	43,535
60 to 89 days past due:
Commercial and industrial	5,095	5,720	7,468	24,118	12,705
Commercial real estate	1,257	2,620	—	—	3,167
Residential mortgage	8,200	9,710	1,348	2,133	3,315
Total consumer	4,715	1,720	4,126	1,519	1,579
Total 60 to 89 days past due	19,267	19,770	12,942	27,770	20,766
90 or more days past due:
Commercial and industrial	5,579	6,629	6,599	8,927	18,392
Commercial real estate	—	—	2,242	—	2,292
Construction	3,990	3,990	3,990	6,450	3,990
Residential mortgage	2,488	1,348	1,165	1,668	1,866
Total consumer	1,088	391	1,006	747	47
Total 90 or more days past due	13,145	12,358	15,002	17,792	26,587
Total accruing past due loans	$91,626	$79,536	$61,781	$100,302	$90,888
Non-accrual loans:
Commercial and industrial	$99,912	$87,655	$84,449	$78,606	$98,881
Commercial real estate	99,739	83,338	82,712	67,938	68,316
Construction	60,851	62,788	63,043	68,649	74,230
Residential mortgage	26,986	21,614	20,819	23,483	25,160
Total consumer	4,383	3,545	3,068	3,318	3,174
Total non-accrual loans	291,871	258,940	254,091	241,994	269,761
Other real estate owned (OREO)	71	71	824	1,189	286
Other repossessed assets	1,444	1,314	1,230	1,752	1,937
Total non-performing assets	$293,386	$260,325	$256,145	$244,935	$271,984
Total non-accrual loans as a % of loans	0.58%	0.52%	0.51%	0.50%	0.57%
Total accruing past due and non-accrual loans as a % of loans	0.76%	0.68%	0.63%	0.70%	0.77%
Allowance for losses on loans as a % of non-accrual loans	152.83%	170.76%	171.76%	180.54%	170.02%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	Represents the allowance for acquired PCD loans, net of PCD loan charge-offs totaling $62.4 million in the second quarter 2022.
(3)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2023	2023	2022	2023	2022
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$71,554	$141,346	$177,591	$498,511	$568,851
Add: FDIC Special assessment (net of tax)(a)	36,053	—	—	36,053	—
Less: Net (gains) losses on available for sale and held to maturity securities transactions (net of tax)(b)	(629)	318	5	(288)	(69)
Add: Restructuring charge (net of tax)(c)	(386)	(484)	—	7,145	—
Add: Provision for credit losses for available for sale securities (d)	—	—	—	5,000	—
Add: Non-PCD provision for credit losses (net of tax)(e)	—	—	—	—	29,282
Add: Merger related expenses (net of tax)(f)	7,168	—	5,285	10,130	52,388
Less: Net gains on sales of office buildings (net of tax)(g)	—	(4,817)	—	(4,817)	—
Add: Litigation reserve (net of tax)(h)	2,537	—	—	2,537	—
Net income, as adjusted (non-GAAP)	$116,297	$136,363	$182,881	$554,271	$650,452
Dividends on preferred stock	4,104	4,127	3,630	16,135	13,146
Net income available to common shareholders, as adjusted (non-GAAP)	$112,193	$132,236	$179,251	$538,136	$637,306
_____________
(a) Included in FDIC insurance assessment.
(b) Included in gains (losses) on securities transactions, net.
(c) Represents severance (credit adjustments) expense related to workforce reductions within salary and employee benefits expense.
(d) Included in provision for credit losses for available for sale and held to maturity securities (tax disallowed).
(e) Represents provision for credit losses for non-PCD assets and unfunded credit commitments acquired during the period.
(f) Represents data processing termination costs within technology, furniture and equipment expense and severance within salary and employee benefits expense for the 2023 periods. The merger related expense for the 2022 periods were mainly salary and employee benefits expense.
(g) Included in net (losses) gains on sale of assets within non-interest income.
(h) Represents legal reserves and settlement charges included in professional and legal fees.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$112,193	$132,236	$179,251	$538,136	$637,306
Average number of shares outstanding	507,683,229	507,650,668	506,359,704	507,532,365	485,434,918
Basic earnings, as adjusted (non-GAAP)	$0.22	$0.26	$0.35	$1.06	$1.31
Average number of diluted shares outstanding	509,714,526	509,256,599	509,301,813	509,245,768	487,817,710
Diluted earnings, as adjusted (non-GAAP)	$0.22	$0.26	$0.35	$1.06	$1.31
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$116,297	$136,363	$182,881	$554,271	$650,452
Average shareholders' equity	6,639,906	6,605,786	6,327,970	6,558,768	5,985,236
Less: Average goodwill and other intangible assets	2,033,656	2,042,486	2,074,367	2,047,172	1,944,503
Average tangible shareholders' equity	$4,606,250	$4,563,300	$4,253,603	$4,511,596	$4,040,733
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	10.10%	11.95%	17.20%	12.29%	16.10%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2023	2023	2022	2023	2022
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$116,297	$136,363	$182,881	$554,271	$650,452
Average assets	61,113,553	61,391,688	56,913,215	61,065,897	52,182,310
Annualized return on average assets, as adjusted (non-GAAP)	0.76%	0.89%	1.29%	0.91%	1.25%
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$116,297	$136,363	$182,881	$554,271	$650,452
Average shareholders' equity	6,639,906	6,605,786	6,327,970	6,558,768	5,985,236
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	7.01%	8.26%	11.56%	8.45%	10.87%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$71,554	$141,346	$177,591	$498,511	$568,851
Average shareholders' equity	6,639,906	6,605,786	6,327,970	6,558,768	5,985,236
Less: Average goodwill and other intangible assets	2,033,656	2,042,486	2,074,367	2,047,172	1,944,503
Average tangible shareholders' equity	$4,606,250	$4,563,300	$4,253,603	$4,511,596	$4,040,733
Annualized return on average tangible shareholders' equity (non-GAAP)	6.21%	12.39%	16.70%	11.05%	14.08%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$340,421	$267,133	$266,240	$1,162,691	$1,024,949
Less: FDIC Special assessment (pre-tax)	50,297	—	—	50,297	—
Less: Restructuring charge (pre-tax)	(538)	(675)	—	9,969	—
Less: Merger-related expenses (pre-tax)	10,000	—	7,372	14,133	71,203
Less: Amortization of tax credit investments (pre-tax)	4,547	4,191	3,213	18,009	12,407
Less: Litigation reserve (pre-tax)	3,540	—	—	3,540	—
Non-interest expense, as adjusted (non-GAAP)	272,575	263,617	255,655	1,066,743	941,339
Net interest income, as reported (GAAP)	397,275	412,418	465,819	1,665,478	1,655,640
Non-interest income, as reported (GAAP)	52,691	58,664	52,796	225,729	206,793
Less: Net (gains) losses on available for sale and held to maturity securities transactions, net (pre-tax)	(877)	443	7	(401)	(95)
Less: Net gains on sales of office buildings (pre-tax)	—	(6,721)	—	(6,721)	—
Non-interest income, as adjusted (non-GAAP)	$51,814	$52,386	$52,803	$218,607	$206,698
Gross operating income, as adjusted (non-GAAP)	$449,089	$464,804	$518,622	$1,884,085	$1,862,338
Efficiency ratio (non-GAAP)	60.70%	56.72%	49.30%	56.62%	50.55%

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2023	2023	2023	2023	2022
Tangible book value per common share (non-GAAP):
Common shares outstanding	507,709,927	507,660,742	507,619,430	507,762,358	506,374,478
Shareholders' equity (GAAP)	$6,701,391	$6,627,299	$6,575,184	$6,511,581	$6,400,802
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,029,267	2,038,202	2,046,882	2,056,107	2,066,392
Tangible common shareholders' equity (non-GAAP)	$4,462,433	$4,379,406	$4,318,611	$4,245,783	$4,124,719
Tangible book value per common share (non-GAAP)	$8.79	$8.63	$8.51	$8.36	$8.15
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$4,462,433	$4,379,406	$4,318,611	$4,245,783	$4,124,719
Total assets (GAAP)	$60,934,974	$61,183,352	$61,703,693	$64,309,573	$57,462,749
Less: Goodwill and other intangible assets	2,029,267	2,038,202	2,046,882	2,056,107	2,066,392
Tangible assets (non-GAAP)	$58,905,707	$59,145,150	$59,656,811	$62,253,466	$55,396,357
Tangible common equity to tangible assets (non-GAAP)	7.58%	7.40%	7.24%	6.82%	7.45%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2023	2022
	(Unaudited)
Assets
Cash and due from banks	$284,090	$444,325
Interest bearing deposits with banks	607,135	503,622
Investment securities:
Equity securities	64,464	48,731
Trading debt securities	3,973	13,438
Available for sale debt securities	1,296,576	1,261,397
Held to maturity debt securities (net of allowance for credit losses of $1,205 at December 31, 2023 and $1,646 at December 31, 2022)	3,739,208	3,827,338
Total investment securities	5,104,221	5,150,904
Loans held for sale (includes fair value of $20,640 at December 31, 2023 and $18,118 at December 31, 2022 for loans originated for sale)	30,640	18,118
Loans	50,210,295	46,917,200
Less: Allowance for loan losses	(446,080)	(458,655)
Net loans	49,764,215	46,458,545
Premises and equipment, net	381,081	358,556
Lease right of use assets	343,461	306,352
Bank owned life insurance	723,799	717,177
Accrued interest receivable	245,498	196,606
Goodwill	1,868,936	1,868,936
Other intangible assets, net	160,331	197,456
Other assets	1,421,567	1,242,152
Total Assets	$60,934,974	$57,462,749
Liabilities
Deposits:
Non-interest bearing	$11,539,483	$14,463,645
Interest bearing:
Savings, NOW and money market	24,526,622	23,616,812
Time	13,176,724	9,556,457
Total deposits	49,242,829	47,636,914
Short-term borrowings	917,834	138,729
Long-term borrowings	2,328,375	1,543,058
Junior subordinated debentures issued to capital trusts	57,108	56,760
Lease liabilities	403,781	358,884
Accrued expenses and other liabilities	1,283,656	1,327,602
Total Liabilities	54,233,583	51,061,947
Shareholders’ Equity
Preferred stock, no par value; authorized 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2023 and December 31, 2022)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2023 and December 31, 2022)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 507,896,910 shares at December 31, 2023 and December 31, 2022)	178,187	178,185
Surplus	4,989,989	4,980,231
Retained earnings	1,471,371	1,218,445
Accumulated other comprehensive loss	(146,456)	(164,002)
Treasury stock, at cost (186,983 common shares at December 31, 2023 and 1,522,432 common shares at December 31, 2022)	(1,391)	(21,748)
Total Shareholders’ Equity	6,701,391	6,400,802
Total Liabilities and Shareholders’ Equity	$60,934,974	$57,462,749

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Interest Income
Interest and fees on loans	$762,894	$753,638	$599,015	$2,886,930	$1,828,477
Interest and dividends on investment securities:
Taxable	34,117	32,383	31,300	130,708	105,716
Tax-exempt	4,820	4,585	5,219	20,305	17,958
Dividends	6,138	5,299	3,978	24,139	11,468
Interest on federal funds sold and other short-term investments	10,215	17,113	7,038	76,809	13,064
Total interest income	818,184	813,018	646,550	3,138,891	1,976,683
Interest Expense
Interest on deposits:
Savings, NOW and money market	221,501	201,916	109,286	739,025	186,709
Time	165,351	164,336	48,417	535,749	69,691
Interest on short-term borrowings	5,524	5,189	7,404	94,869	17,453
Interest on long-term borrowings and junior subordinated debentures	28,533	29,159	15,624	103,770	47,190
Total interest expense	420,909	400,600	180,731	1,473,413	321,043
Net Interest Income	397,275	412,418	465,819	1,665,478	1,655,640
(Credit) provision for credit losses for available for sale and held to maturity securities	(116)	(30)	(50)	4,559	481
Provision for credit losses for loans	20,696	9,147	7,289	45,625	56,336
Net Interest Income After Provision for Credit Losses	376,695	403,301	458,580	1,615,294	1,598,823
Non-Interest Income
Wealth management and trust fees	11,978	11,417	10,720	44,158	34,709
Insurance commissions	3,221	2,336	2,903	11,116	11,975
Capital Markets	6,489	7,141	10,120	41,489	52,362
Service charges on deposit accounts	9,336	10,952	10,313	41,306	36,930
Gains (losses) on securities transactions, net	907	(398)	(172)	1,104	(1,230)
Fees from loan servicing	2,616	2,681	2,637	10,670	11,273
Gains on sales of loans, net	2,302	2,023	908	6,054	6,418
(Losses) gains on sales of assets, net	(129)	6,653	1,269	6,809	897
Bank owned life insurance	4,107	2,709	2,200	11,843	8,040
Other	11,864	13,150	11,898	51,180	45,419
Total non-interest income	52,691	58,664	52,796	225,729	206,793
Non-Interest Expense
Salary and employee benefits expense	131,719	137,292	129,634	563,591	526,737
Net occupancy expense	27,590	24,675	23,446	101,470	94,352
Technology, furniture and equipment expense	44,404	37,320	46,507	150,708	161,752
FDIC insurance assessment	60,627	7,946	6,827	88,154	22,836
Amortization of other intangible assets	9,696	9,741	10,900	39,768	37,825
Professional and legal fees	25,238	17,109	19,620	80,567	82,618
Amortization of tax credit investments	4,547	4,191	3,213	18,009	12,407
Other	36,600	28,859	26,093	120,424	86,422
Total non-interest expense	340,421	267,133	266,240	1,162,691	1,024,949
Income Before Income Taxes	88,965	194,832	245,136	678,332	780,667
Income tax expense	17,411	53,486	67,545	179,821	211,816
Net Income	71,554	141,346	177,591	498,511	568,851
Dividends on preferred stock	4,104	4,127	3,630	16,135	13,146
Net Income Available to Common Shareholders	$67,450	$137,219	$173,961	$482,376	$555,705

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$50,039,429	$762,918	6.10%	$50,019,414	$753,662	6.03%	$46,086,363	$599,040	5.20%
Taxable investments (3)	4,950,773	40,255	3.25	4,915,778	37,682	3.07	4,934,084	35,278	2.86
Tax-exempt investments (1)(3)	593,577	6,101	4.11	620,439	5,800	3.74	623,322	6,608	4.24
Interest bearing deposits with banks	885,689	10,215	4.61	1,246,934	17,113	5.49	761,832	7,038	3.70
Total interest earning assets	56,469,468	819,489	5.80	56,802,565	814,257	5.73	52,405,601	647,964	4.95
Other assets	4,644,085			4,589,123			4,507,614
Total assets	$61,113,553			$61,391,688			$56,913,215
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$23,991,093	$221,500	3.69%	$23,016,737	$201,916	3.51%	$23,476,111	$109,286	1.86%
Time deposits	13,934,683	165,351	4.75	14,880,311	164,336	4.42	7,641,769	48,417	2.53
Short-term borrowings	449,831	5,524	4.91	436,518	5,189	4.75	880,615	7,404	3.36
Long-term borrowings (4)	2,377,706	28,533	4.80	2,495,512	29,159	4.67	1,598,379	15,624	3.91
Total interest bearing liabilities	40,753,313	420,908	4.13	40,829,078	400,600	3.92	33,596,874	180,731	2.15
Non-interest bearing deposits	11,534,795			11,951,398			15,116,977
Other liabilities	2,185,539			2,005,426			1,871,394
Shareholders' equity	6,639,906			6,605,786			6,327,970
Total liabilities and shareholders' equity	$61,113,553			$61,391,688			$56,913,215
Net interest income/interest rate spread (5)		$398,581	1.67%		$413,657	1.81%		$467,233	2.80%
Tax equivalent adjustment		(1,305)			(1,239)			(1,414)
Net interest income, as reported		$397,276			$412,418			$465,819
Net interest margin (6)			2.81%			2.90%			3.56%
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			2.82%			2.91%			3.57%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of financial condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.